Exhibit (a)(1)(C)

Offer to Purchase for Cash

Up To $70,000,000 of Shares of Common Stock

Of

ADAMS NATURAL RESOURCES FUND, INC.

At

A Purchase Price Equal to 88% of Net Asset Value (“NAV”) Per Share

By

The Bulldog-Ancora Group

On Behalf of Certain Clients of its Members

As Amended and Restated June 15, 2020

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

The Bulldog-Ancora Group (the “Group”), on behalf of certain clients of its members, is making an offer to purchase up to $70,000,000 of the outstanding shares of common stock, $0.001 par value per share (the “Shares”), of Adams Natural Resources Fund, Inc., a Maryland corporation (“PEO”), for cash at a price per Share equal to 88% of NAV per Share, based on the NAV per Share at the close of the regular trading session of the New York Stock Exchange (the “NYSE”), on the Expiration Date (the “Pricing Date”), less any applicable withholding taxes and any brokerage fees that may apply, and without interest thereon (the “Purchase Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, as Amended and Restated June 15, 2020 (the “Offer to Purchase”), and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the “Offer”).

Under the Offer, shareholders of PEO will have the ability to tender all or a portion of their Shares at a price per Share equal to 88% of NAV. The Group will purchase Shares having an aggregate purchase price of $70,000,000, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than $70,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase), the Group will buy all Shares properly tendered and not properly withdrawn. If the conditions to the tender offer have been satisfied or waived and Shares having an aggregate purchase price in excess of  $70,000,000 have been properly tendered and not properly withdrawn prior to the Expiration Date, the Group will purchase properly tendered Shares on the basis set forth in the Offer to Purchase and the related Letter of Transmittal, including the provisions relating to proration.

Shares tendered and not purchased because of proration will be returned, at the Group’s expense, to the shareholders who tendered such Shares promptly after the Expiration Date.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase, as Amended and Restated June 15, 2020;

2. Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

3. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

5. Return envelope addressed to Computershare.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER EXPIRES AT MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), NEW YORK CITY TIME, ON JUNE 26, 2020 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED. SHARES TENDERED UNDER THE OFFER MAY BE WITHDRAWN AT ANY TIME ON OR BEFORE THE EXPIRATION DATE AND, UNLESS THERETOFORE ACCEPTED FOR PAYMENT AS PROVIDED HEREIN, MAY ALSO BE WITHDRAWN AT ANY TIME PRIOR TO ACCEPTANCE FOR PAYMENT.

The Group will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. The Group will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, must be received by Computershare by Midnight (one minute after 11:59 p.m.), New York City time, on June 26, 2020.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, InvestorCom at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

The Bulldog-Ancora Group

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF THE GROUP OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF THE GROUP IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.